Exhibit 10.20

5/08 and 5/09 (A)

MOTOROLA MOBILITY

SUBSTITUTE AWARD DOCUMENT

For the

Motorola Mobility Holdings, Inc. Legacy Incentive Plan

Terms and Conditions Related to Employee Nonqualified Stock Options

Recipient:	Date of Expiration:

Commerce ID#:	Original Number of Options Granted (adjusted)

Original Date of Grant:	Exercise Price (adjusted):

Options Outstanding as of January 4, 2011 (adjusted):

On the Original Date of Grant (the “Date of Grant”), Motorola, Inc. granted you options to purchase shares of its common stock under the Motorola Omnibus Incentive Plan of 2006. Such options have been assumed by Motorola Mobility Holdings, Inc. (“Motorola Mobility” or the “Company”) through the Motorola Mobility Holdings, Inc. Legacy Incentive Plan (the “Plan”) as of the Distribution Date (as defined in the Plan). The number of options (“Options”) awarded to you and the exercise price per Option (as adjusted, the “Exercise Price”) have been adjusted as stated above to reflect the assumption and substitution of the awards by Motorola Mobility under the terms of the Plan. As adjusted, each Option entitles you to purchase one share of Motorola Mobility’s common stock on the terms described below and in the Plan. Your future vesting and exercise period will be based on your employment or service with Motorola Mobility or a Subsidiary (as defined below). The terms and conditions of this Award Document, including the terms and conditions related to the vesting and expiration of Options upon a “Change of Control”, should be construed and interpreted in accordance with the above, as well as the terms and conditions of the Plan.

Your Options will continue to vest and become exercisable in accordance with the original terms and conditions set forth in the applicable Motorola Plans (as defined in the Plan) and your award agreement having the Original Date of Grant specified above, including any special vesting dates or conditions, with the exception that your vesting on and after January 4, 2011 shall be determined solely by reference to your employment or service with Motorola Mobility or a Subsidiary. For the Number of Options Outstanding as of January 4, 2011 (as adjusted) that are currently vested and exercisable, and those that are scheduled to vest and become exercisable on each future vesting date, you should refer to your on-line account (currently with Morgan Stanley Smith Barney, and reachable at https://www.benefitaccess.com/). You are strongly encouraged to view your on-line account immediately to completely understand your Options and their vesting schedule.

Exhibit 10.20

5/08 and 5/09 (A)

Vesting and Exercisability

You cannot exercise the Options until they have vested.

Regular Vesting – The Options will vest according to the terms and conditions described above (subject to the other terms hereof).

Special Vesting – You may be subject to the Special Vesting Dates described below if your employment or service with Motorola Mobility or a Subsidiary (as defined below) terminates.

Exercisability – You may exercise Options at any time after they vest and before they expire as described below.

Expiration

All Options expire on the earlier of (1) the Date of Expiration as stated above or (2) any of the Special Expiration Dates described below. Once an Option expires, you no longer have the right to exercise it.

Special Vesting Dates and Special Expiration Dates

There are events that cause your Options to vest sooner than the Regular Vesting schedule discussed above or to expire sooner than the Date of Expiration as stated above. Those events are as follows:

Disability- If your employment or service with Motorola Mobility or a Subsidiary is terminated because of your Total and Permanent Disability (as defined below). Options that are not vested will automatically become fully vested upon your termination of employment or service. All your Options will then expire on the earlier of the first anniversary of your termination of employment or service because of your Total and Permanent Disability or the Date of Expiration stated above. Until that time, the Options will be exercisable by you or your guardian or legal representative.

Death- If your employment or service with Motorola Mobility or a Subsidiary is terminated because of your death, Options that are not vested will automatically become fully vested upon your death. All your Options will then expire on the earlier of the first anniversary of your death or the Date of Expiration stated above. Until that time, with written proof of death and inheritance, the Options will be exercisable by your legal representative, legatees or distributees.

Change In Control- If a “Change in Control” of the Company occurs, and the successor corporation does not assume these Options or replace them with options that are at least comparable to these Options, then: (1) all of your unvested Options will be fully vested and (2) all of your Options will be exercisable until the Date of Expiration set forth above.

Further, with respect to any Options that are assumed or replaced as described in the preceding paragraph, such assumed or replaced options shall provide that they will be fully vested and exercisable until the Date of Expiration set forth above if you are involuntarily terminated (for a reason other than “Cause”) or if you quit for “Good Reason” within 24 months of the Change in Control. For purposes of this paragraph, the terms “Change in Control”, “Cause” and “Good Reason” are defined in the Plan.

Termination of Employment or Service Because of Serious Misconduct- If Motorola Mobility or a Subsidiary terminates your employment or service because of Serious Misconduct (as defined below) all of your Options (vested and unvested) expire upon your termination.

Change in Employment in Connection with a Divestiture- If you accept employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola Mobility or a Subsidiary, or if you remain employed by a Subsidiary that is sold (a “Divestiture”), all of your unvested Options will automatically expire upon termination of your employment with Motorola Mobility, and all of your vested but not yet exercised Options will expire on the earlier of (i) 90 days after such Divestiture or (ii) the Date of Expiration stated above.

Exhibit 10.20

5/08 and 5/09 (A)

Termination of Employment or Service by Motorola Mobility or a Subsidiary Other than for Serious Misconduct or a Divestiture- If Motorola Mobility or a Subsidiary on its initiative, terminates your employment or service other than for Serious Misconduct or a Divestiture, all of your unvested Options will automatically expire upon termination and all of your vested but not yet exercised Options will expire on the earlier of (i) 90 days after your termination of employment or (ii) the Date of Expiration stated above.

Termination of Employment or Service for any Other Reason than Described Above- If your employment or service with Motorola Mobility or a Subsidiary terminates for any reason other than that described above, including voluntary resignation of your employment or service, all of your unvested Options will automatically expire upon termination of your employment or service and all of your vested but not yet exercised Options will expire on the earlier of (i) the date ninety (90) days after the date of termination of your employment or service or (ii) the Date of Expiration stated above.

Leave of Absence/Temporary Layoff

If you take a Leave of Absence from Motorola Mobility or a Subsidiary that your employer has approved in writing in accordance with your employer’s Leave of Absence Policy and from which the employee has right to return to work, as determined by Motorola Mobility, or you are placed on Temporary Layoff (as defined below) by Motorola Mobility or a Subsidiary the following will apply:

Vesting of Options- Options will continue to vest in accordance with the terms and conditions set forth above.

Exercising Options- You may exercise Options that are vested or that vest during the Leave of Absence or Temporary Layoff.

Effect of Termination of Employment or Service- If your employment or service is terminated during the Leave of Absence or Temporary Layoff, the treatment of your Options will be determined as described under “Special Vesting Dates and Special Expiration Dates” above.

Other Terms

Method of Exercising- You must follow the procedures for exercising options established by Motorola Mobility from time to time. At the time of exercise, you must pay the Exercise Price for all of the Options being exercised and any taxes that are required to be withheld by Motorola Mobility or a Subsidiary in connection with the exercise. Options may not be exercised for less than 50 shares unless the number of shares represented by the Option is less than 50 shares, in which case the Option must be exercised for the remaining amount.

Transferability- Unless the Committee provides, Options are not transferable other than by will or the laws of descent and distribution.

Tax Withholding- Motorola Mobility or a Subsidiary is entitled to withhold an amount equal to the required minimum statutory withholding taxes for the respective tax jurisdictions attributable to any share of common stock deliverable in connection with the exercise of the Options. You may satisfy any minimum withholding obligation and any additional withholding, if desired, by electing to have the plan administrator retain Option shares having a Fair Market Value on the date of exercise equal to the amount to be withheld.

Definition of Terms

If a term is used but not defined, it has the meaning given such term in the Plan.

“Confidential Information” means information concerning the Company and its business that is not generally known outside the Company, and includes (A) trade secrets; (B) intellectual property; (C) the Company’s methods of operation and Company processes; (D) information regarding the Company’s present and/or future products,

Exhibit 10.20

5/08 and 5/09 (A)

developments, processes and systems, including invention disclosures and patent applications; (E) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (F) Company personnel data; (G) Company business plans, marketing plans, financial data and projections; and (H) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall be deemed generally known until such broader use is actually commercially implemented.

“Fair Market Value” is the closing price for a share of Motorola Mobility common stock on the date of grant or date of exercise, whichever is applicable. The official source for the closing price is the New York Stock Exchange Composite Transaction as reported in the Wall Street Journal, Midwest edition at www.online.wsj.com.

“Serious Misconduct” means any misconduct identified as a ground for termination in the Motorola Mobility Code of Business Conduct, or the human resources policies, or other written policies or procedures.

“Subsidiary” means an entity of which Motorola Mobility owns directly or indirectly at least 50% and that Motorola Mobility consolidates for financial reporting purposes.

“Total and Permanent Disability” means for (x) U.S. employees, entitlement to long-term disability benefits under the Motorola Mobility Disability Income Plan, as amended and any successor plan or a determination of a permanent and total disability under a state workers compensation statute and (y) non-U.S. employees, as established by applicable Motorola Mobility policy or as required by local regulations.

“Temporary Layoff” means a layoff or redundancy that is communicated as being for a period of up to twelve months and as including a right to recall under defined circumstances.

Consent to Transfer Personal Data

By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. Motorola Mobility, its Subsidiaries and your employer hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, salary grade, hire date, nationality, job title, any shares of stock held in Motorola Mobility, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola Mobility and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Motorola Mobility and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola Mobility in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola Mobility; however, withdrawing your consent may affect your ability to participate in the Plan.

Acknowledgement of Discretionary Nature of the Plan; No Vested Rights

You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by Motorola Mobility or a Subsidiary, in its sole discretion, at any time. The grant of awards under the Plan is a one-time benefit and does not create any contractual or other right to receive an award in the future or to future employment. Nor shall this or any such grant interfere with your right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by

Exhibit 10.20

5/08 and 5/09 (A)

applicable laws and any enforceable agreement between you and the Company. Future grants, if any, will be at the sole discretion of Motorola Mobility, including, but not limited to, the timing of any grant, the amount of the award, vesting provisions, and the exercise price.

No Relation to Other Benefits/Termination Indemnities

Your acceptance of this award and participation under the Plan is voluntary. The value of your stock option awarded herein is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the stock option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.

Agreement Following Termination of Employment

As a further condition of accepting the Options, you acknowledge and agree that for a period of one year following your termination of employment or service, you will not hire, recruit, solicit or induce, or cause, allow, permit or aid others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of Motorola Mobility or a Subsidiary who possesses Confidential Information of Motorola Mobility or a Subsidiary to terminate his/her employment with Motorola Mobility or a Subsidiary and/or to seek employment with your new or prospective employer, or any other company.

You agree that upon termination of employment with Motorola Mobility or a Subsidiary, and for a period of one year thereafter, you will immediately inform Motorola Mobility of (i) the identity of your new employer (or the nature of any start-up business or self-employment), (ii) your new title, and (iii) your job duties and responsibilities. You hereby authorize Motorola Mobility or a Subsidiary to provide a copy of this Award Document to your new employer. You further agree to provide information to Motorola Mobility or a Subsidiary as may from time to time be requested in order to determine your compliance with the terms hereof.

Substitute Stock Appreciation Right

Motorola Mobility reserves the right to substitute a Stock Appreciation Right for your Option in the event certain changes are made in the accounting treatment of stock options. Any substitute Stock Appreciation Right shall be applicable to the same number of shares as your Option and shall have the same Date of Expiration, Exercise Price, and other terms and conditions. Any substitute Stock Appreciation Right may be settled only in common stock.

Acceptance of Terms and Conditions

By accepting the Options, you agree to be bound by these terms and conditions, the Plan, any and all rules and regulations established by Motorola Mobility in connection with awards issued under the Plan, and any additional covenants or promises Motorola Mobility may require as a condition of the grant.

Other Information about Your Options and the Plan

The Plan and the Prospectus for the Plan are available at http://my.mot-mobility.com/go/EquityAwards or send your request to Equity Administration, 6450 Sequence Drive, San Diego, CA 92121 or equityadmin@motorola.com.